BRASS EAGLE INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 13, 2003

To the Stockholders of Brass Eagle Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Brass Eagle Inc. will be held at the Candlewood Suites, 4601 W. Rozell, Rogers, AR 72756 on May 13, 2003 at 9:00 a.m. CDT for the following purposes:

1.  To elect six Directors of Brass Eagle.
2.  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on March 20, 2003, will be entitled to notice of, and to vote at, the meeting.

You are cordially invited to attend the meeting. WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE IN RETURNING YOUR PROXY.

By Order of the Board of Directors

JOHN D. FLYNN
Secretary

Bentonville, Arkansas
April 1, 2003

YOUR VOTE IS IMPORTANT!

PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY

BRASS EAGLE INC.
PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 13, 2003

The enclosed Proxy is solicited by and on behalf of the Board of Directors of Brass Eagle Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on May 13, 2003 at 9:00 a.m. CDT at the Candlewood Suites, 4601 W. Rozell, Rogers, AR 72756, or at any adjournment or adjournments thereof. The address of Brass Eagle's principal executive offices is 1201 S.E. 30th Street, Bentonville, Arkansas 72712, and its telephone number is 479/464-8700. This proxy material is first being mailed to stockholders on or about April 8, 2003. Only stockholders of record at the close of business on March 20, 2003 are entitled to notice of, and to vote at, the meeting.
    Proxies solicited herein will be voted in accordance with any directions contained therein, unless the Proxy is received in such form or at such time as to render it ineligible to vote, or unless properly revoked. If no choice is specified, the shares will be voted in accordance with the recommendations of the Board of Directors as described herein. Any stockholder giving a Proxy has the power to revoke it, at any time before it is voted, by written revocation delivered to the Secretary of Brass Eagle.
    If matters of business other than those described in the Proxy properly come before the meeting, the persons named in the Proxy will vote in accordance with their best judgment on such matters. The Proxies solicited herein shall not confer any authority to vote at any meeting of stockholders other than the meeting to be held on May 13, 2003, or any adjournment or adjournments thereof.
    The cost of soliciting Proxies will be borne by Brass Eagle. Brass Eagle will reimburse brokers, custodians, nominees and other fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners of shares. In addition to solicitation by mail, certain officers and employees of Brass Eagle may solicit Proxies by telephone, facsimile or personally. These persons will receive no compensation other than their regular salaries.

OUTSTANDING STOCK; VOTING RIGHTS;
VOTE REQUIRED FOR APPROVAL

    The stock transfer books of Brass Eagle will not be closed, but only stockholders of record at the close of business on March 20, 2003 will be entitled to notice of, and to vote at, the meeting. At that date, there were 7,309,834 shares of Common Stock outstanding. Each stockholder is entitled to one vote for each share of stock owned of record at the close of business on March 20, 2003.
    In order to be elected as a Director of Brass Eagle, each nominee must receive a plurality of the votes cast at the meeting for that position. Abstentions and shares held by a broker that has indicated that it does not have discretionary authority to vote on a particular matter will not be counted as votes cast.

PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding persons who beneficially owned five percent (5%) or more of Brass Eagle's Common Stock at the close of business on March 20, 2003. Brass Eagle believes that the persons and entities listed in the table have sole voting and investment power as to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.
	Number of Shares of
Name and Address	Common Stock	Percent of
of Beneficial Owner	Beneficially Owned	Outstanding Shares(1)

Charter Oak Partners(2)	3,674,474	50.3%
10 Wright Street
Westport, CT 06877

Dimensional Fund Advisors Inc.(3)	525,500	7.2%
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401

Anthony J. Dowd	3,679,828 (4)	50.3%
10 Wright Street
Westport, CT 06877

(1)  The "percent of outstanding shares" is based upon the 7,309,834 shares of Common Stock outstanding as of March 20, 2003.
(2)  Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003.
(3)  Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2003.
(4)  Includes all of the shares of Common Stock owned by Charter Oak Partners because, as Director of Private Investments of Charter Oak Partners, Mr. Dowd may be deemed to beneficially own such shares. Mr. Dowd disclaims beneficial ownership of shares held by Charter Oak Partners except to the extent of his proportionate interest therein.

EQUITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 20, 2003, by (i) each nominee for election as a director who holds shares of Common Stock, (ii) each of the named individuals in the Summary Compensation Table, and (iii) all directors and executive officers of Brass Eagle as a group. Brass Eagle believes that the persons listed in the table have sole voting and investment power as to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.
	Number of Shares of
Name	Common Stock	Percent of
Of Beneficial Owner	Beneficially Owned	Outstanding Shares(1)

E. Lynn Scott	351,605 (2)	4.7%

Anthony J. Dowd	3,679,828 (3)	50.3%

H. Gregory Wold	48,025	0.7%

C. Miles Schmidt	2,409	*

Robert Sarrazin	2,462	*

Richard Hanselman	259	*

Steven R. DeMent	52,060 (4)	0.7%

J.R. Brian Hanna	42,813 (5)	0.6%

Mark Skrocki	15,625 (6)	0.2%

Andrew Gomez	1,350 (7)	*

All directors and executive officers as a group	4,389,833 (3)(8)	56.8%

*      Less than 0.1%

(1)  The "percent of outstanding shares" is based upon the 7,309,834 shares of Common Stock outstanding as of March 20, 2003. The "percent of outstanding shares" of each person who holds currently exercisable options includes as outstanding shares of Common Stock the shares underlying such options; however, the shares underlying such options are not deemed outstanding for the purpose of computing the "percentage of outstanding shares" beneficially owned by any other person or entity.
(2)  Includes 193,023 shares subject to currently exercisable options.
(3)  Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003, includes all of the shares of Common Stock owned by Charter Oak Partners because, as Director of Private Investments of Charter Oak Partners, Mr. Dowd may be deemed to beneficially own such shares. Mr. Dowd disclaims beneficial ownership of shares held by Charter Oak Partners except to the extent of his proportionate interest therein.
(4)  Includes 52,060 shares subject to currently exercisable options.
(5)  Includes 41,813 shares subject to currently exercisable options.
(6)  Includes 15,375 shares subject to currently exercisable options.
(7) Includes 1,250 shares subject to currently exercisable options.
(8) Includes 418,951 shares subject to currently exercisable options.

ELECTION OF DIRECTORS

    Six Directors are to be elected by the stockholders at the annual meeting for a term of one year and until the election and qualification of their successors. The Proxies solicited hereby will be voted "FOR" the election as Directors of the six persons hereinafter identified unless authority is withheld. Brass Eagle does not know of any nominee who will be unable to serve, but should any nominee be unable or decline to serve, the discretionary authority provided in the Proxy will be exercised to vote for a substitute or substitutes. Brass Eagle has no reason to believe that any substitute nominee will be required. Richard Hanselman was elected to the Board of Directors on October 9, 2002, to fill the vacancy caused by the death of Marvin W. Griffin. Brass Eagle's bylaws allow for three to nine Directors. No more than six Directors can be voted for on a single proxy.

Nominees

    E. Lynn Scott, 49, has been President and Chief Executive Officer of Brass Eagle since its inception in September 1997. Mr. Scott was responsible for developing the paintball operations of Daisy Manufacturing Company ("Daisy") through its Brass Eagle division and he served as President of the division since November 1996. Prior to that, he served as Vice President, Sales and Marketing of Daisy from June 1989 to April 1997. Before joining Daisy, Mr. Scott served as Vice President, Sales and Marketing at Skeeter Products and Crosman, both divisions of The Coleman Company that specialize in sporting goods.

    Anthony J. Dowd, 43, has been a Director of Brass Eagle since its inception in September 1997. He serves as Director of Private Investments for Charter Oak Partners, a private investment firm, and has served in that capacity since May 1992. Mr. Dowd was a Director of Daisy from June 1993 to 2000, and serves as a director of several privately held companies. Prior to joining Charter Oak Partners, he served as a Senior Associate at James D. Wolfensohn, Inc. (now BT Wolfensohn), an investment banking firm, from 1988 to 1991.

    H. Gregory Wold, 68, has been a Director of Brass Eagle since its inception in September 1997. Mr. Wold joined the Ford Motor Company, an auto manufacturer, in 1964 and served as Director, Business Development from 1996 to 1997 and its Associate Director, Corporate Strategy from 1986 to 1996. Mr. Wold retired from the Ford Motor Company in 1997. He is also a Director of Daisy.

    Robert P. Sarrazin, 32, was appointed a Director on February 13, 2001. He has been with Charter Oak Partners, a private investment firm, since August 1995, and now serves as Principal. Mr. Sarrazin also serves as a director of several privately held companies. Prior to joining Charter Oak Partners, Mr. Sarrazin was employed in the Equity Sponsor Group and High Yield Group at Credit Suisse First Boston Corp., an investment banking firm, from 1993 to 1995.

    C. Miles Schmidt, 61, was appointed a Director on March 5, 2001. Mr. Schmidt is currently President and Chief Executive Officer of Halcore Group, Inc., a manufacturer of ambulances, of Grove City, Ohio. From 1990 to 1998, Mr. Schmidt was President of C.M. Schmidt & Associates Inc., a consulting firm.

    Richard W. Hanselman, 75, was appointed a Director on October 9, 2002. Mr. Hanselman currently serves as Chairman of the Board of Health Net Inc. of Woodland Hills, California. Mr. Hanselman also serves on the Board of Arvin Meritor Inc., and on the Board of several privately - held companies. Mr. Hanselman was formerly Chairman and CEO of Genesco Inc., a footwear and apparel company.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
THE ELECTION AS DIRECTORS OF THE SIX PERSONS
IDENTIFIED ABOVE AS NOMINEES.

DIRECTORS' MEETINGS AND COMMITTEES

    The Board of Directors met six times during 2002, on January 16, February 21, May 22, August 15, September 3 and November 20, 2002.

    The Board currently has two standing committees to assist it in the discharge of its responsibilities: an Audit Committee and a Compensation Committee. The Audit Committee is currently composed of Anthony J. Dowd , H. Gregory Wold, and C. Miles Schmidt and reviews the professional services provided by Brass Eagle's independent auditors and the independence of such auditors from management of Brass Eagle. Additionally, the Audit Committee reviews the scope of the audit by Brass Eagle's independent auditors, the annual financial statements of Brass Eagle, Brass Eagle's system of internal accounting controls, and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of Brass Eagle as it finds appropriate or as are brought to its attention. The Audit Committee met five times during 2002.

AUDIT FEES

The fees for Crowe Chizek and Company LLP, the independent accountants for 2002, were as follows:
Audit Fees and 10-Q Review Fees	Financial Information Systems Design and Implementation Fees	All Other Fees
$167,000	-0-	$59,740

The "All Other Fees" category is primarily work on tax returns, tax research regarding stock options, and the 401-K Plan Audit.

    The Compensation Committee, which met two times during 2002, is composed of Anthony J. Dowd and E. Lynn Scott and serves to establish the compensation of officers of Brass Eagle and to establish and administer Brass Eagle's compensation programs.

    None of the nominees for director attended fewer than 75 percent (75%) of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he served.

REPORT OF AUDIT COMMITTEE

    On June 5, 2000, the Board adopted an Audit Committee Charter. The Board plans to amend the Audit Committee Charter in the near future in order to comply with recent changes in the law. The members of the Audit Committee are Anthony J. Dowd, H. Gregory Wold and C. Miles Schmidt. Mr. Schmidt and Mr. Wold are independent as defined in the NASD listing standards. The Board approved Anthony J. Dowd's participation as a non-independent member of the Audit Committee in accordance with the NASD listing standards exception. Mr. Dowd, as an employee of Brass Eagle's majority stockholder, is not deemed an independent director under NASD's listing standards relating to Audit Committees. The Board found Mr. Dowd's membership was appropriate due to his extensive financial expertise and his comprehensive knowledge of the history of Brass Eagle. Mr. Dowd is Director of Private Investments of Charter Oak Partners, the owner of 50.3 % of Brass Eagle's outstanding common stock. The Board plans to adjust the Audit Committee membership in order to comply with new legal requirements on or before December 31, 2003.

    On February 10 and February 21, 2003, the Audit Committee met to review several matters relating to the fiscal year ending December 31, 2002. The committee reviewed Brass Eagle's Annual Report on Form 10-K and the audited financial statements and discussed them with management of Brass Eagle. The Audit Committee received the written disclosures and the letter from the independent accountants (Crowe Chizek) required by Independence Standards Board Standard No. 1., and has discussed with Crowe Chizek their independence from Brass Eagle management and the matters required to be discussed by SAS 61. The Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included with Brass Eagle's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The Audit Committee has considered whether the provisions of non-audit services by Crowe Chizek is compatible with maintaining the independence of Crowe Chizek and the Audit Committee has concluded that they are compatible. In addition, the Audit Committee has approved the use of Crowe Chizek for all audit and non-audit services that they have undertaken.

Submitted by the Audit Committee of the Board of Directors:

Anthony J. Dowd
C. Miles Schmidt
H. Gregory Wold

April 1, 2003

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Cash and Other Compensation

    The following table sets forth, for the fiscal years indicated, the cash and other compensation provided by Brass Eagle and its subsidiaries to the Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Shares of Common Stock Underlying Options (#)	All Other Compensation ($) (1)
E. Lynn Scott President and Chief Executive Officer	2002 2001 2000	$220,500 210,000 193,500	$110,250 0 49,830	10,000 14,500 14,145	$16,950 4,793 5,634
J.R. Brian Hanna Vice President, Finance and Chief Financial Officer	2002 2001 2000	157,500 150,000 132,825	78,750 0 33,909	7,000 10,500 10,500	13,101 4,343 3,449
Steve DeMent Vice President, Operations	2002 2001 2000	153,140 145,848 138,915	61,869 0 30,005	7,000 10,500 10,500	8,826 3,382 3,075
Andrew Gomez (2) Director of Operations, JT USA	2002 2001 2000	164,116 153,352 70,008	32,204 0 28,000	5,000 5,000 0	10,385 3,550 3,646
Mark Skrocki Sr. Vice President - Sales	2002 2001 2000	132,300 126,000 123,039	53,449 0 21,600	7,000 10,500 10,500	7,208 3,346 3,139

(1)  Includes contributions to the 401(k) Retirement Savings Plan, Deferred Compensation Plan and payments of life insurance premiums by Brass Eagle. For 2002 such amounts were as follows: E. Lynn Scott $16,312 for Plan contributions, $638 for insurance premiums; J. R. Brian Hanna $12,600 for Plan contributions, $501 for insurance premiums; Steve DeMent $8,399 for Plan contributions, $487 for insurance premiums; Andrew Gomez $9,864 for Plan contributions, $522 for insurance premiums; Mark Skrocki $6,787 for Plan contributions, $421 for insurance premiums.
(2)  Brass Eagle Inc. acquired the assets of JT USA on June 30, 2000. Andrew Gomez' compensation for the year 2000 represents only six months of his annual salary.

Stock Option Grants

    The following table sets forth information concerning stock options granted to the Named Executive Officers during 2002:

Option Grants in Last Fiscal Year
	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Shares of Common Stock Underlying Options Granted (#)	Date of Grant	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Market Value on Date of Grant	Expiration Date	5% ($)	10% ($)
E. Lynn Scott	10,000	12/03/02	12.9%	$8.39	$8.39	12/03/12	$52,764	$133,715
J.R. Brian Hanna	7,000	12/03/02	9.1%	$8.39	$8.39	12/03/12	$36,935	$93,600
Steven R. DeMent	7,000	12/03/02	9.1%	$8.39	$8.39	12/03/12	$36,935	$93,600
Andrew Gomez	5,000	12/03/02	6.5%	$8.39	$8.39	12/03/12	$26,382	$66,857
Mark Skrocki	7,000	12/03/02	9.1%	$8.39	$8.39	12/03/12	$36,935	$93,600

Stock Option Exercises and Holdings

    The following table sets forth information concerning stock options held as of the end of the last fiscal year by the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION VALUES
			Shares of Common Stock Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)(1)
Name	Shares of Common Stock Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

E. Lynn Scott	62,584(2)	$378,007	185,523	37,948	$667,435	$92,082
		`
J.R. Brian Hanna	0	$0	39,313	25,432	$47,411	$65,645

Steven R. DeMent	0	$0	49,560	25,125	$138,460	$65,405

Andrew Gomez	0	$0	1,250	8,750	$5,661	$18,929

Mark Skrocki	0	$0	15,375	22,625	$40,853	$63,458

(1)  Represents the amount by which the market price at fiscal year end of the shares underlying unexercised options exceeds the exercise price for such shares.
(2)  Mr. Scott actually received only 36,970 shares. The remainder were surrendered to satisfy the exercise price and applicable withholding taxes arising from the transaction, and became treasury shares.

Securities Authorized for Issuance Under Equity Compensation Plan

The following table summarizes Brass Eagle's compensation plans under which Brass Eagle stock is authorized for issuance:
Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Shares	Number of Shares Remaining Available For Future Issuance Under Plan
Equity Compensation Plan
Approved by Shareholders:
1997 Brass Eagle Stock Option Plan	605,600	$7.62	0

Equity Compensation Plan / Issuance Not
Approved By Shareholders *:
Daisy Manufacturing Company Inc. -
Individual Stock Option Issuances	234,476	$0.56	0

* These individual stock option issuances were approved by the Daisy Manufacturing Company Inc. Board of Directors and Compensation Committee prior to the reorganization and initial public offering. At that time, the Daisy Board of Directors owned more than 90% of the outstanding common stock of the Company.
Effective with the reorganization these options granted became options to purchase Brass Eagle stock.

Compensation of Directors

    Each Director of Brass Eagle who is not also an employee of Brass Eagle receives, as an annual fee, Common Stock having a fair market value of $10,000 at the time of its issuance in quarterly installments. All Directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board and Board committees and other activities relating thereto. In addition, Greg Wold, Chairman of the Board, receives $10,000 in cash each year, payable in quarterly installments.

Agreements With Employees

    Brass Eagle has entered into an Employment and Non-Competition Agreement with E. Lynn Scott. The Agreement provides for an initial three-year term expiring September 15, 2000, which automatically extends each year, subject to the right of either party not to extend the Agreement upon ninety (90) days notice. In addition, Mr. Scott may elect to terminate his employment in the event of a change-in-control of Brass Eagle or the sale of all or substantially all of its assets. Pursuant to the terms of the Agreement, Mr. Scott was paid an annual base salary of $220,000 in 2002. The Agreement provides for the payment of bonus compensation on an annual basis to be determined based upon performance targets set by Brass Eagle's Board of Directors after consultation with Mr. Scott. Under the Employment Agreement, Mr. Scott is subject to certain non-disclosure, non-competition and non-solicitation covenants applicable during the term of his employment and until one year after termination of his employment.

    Brass Eagle has entered into Change-of-Control Agreements with Steven R. DeMent, J.R. Brian Hanna, Mark Skrocki, John D. Flynn, Steven R. Cherry, Charles Prudhomme and David Armstrong. These Agreements provide that the employee would receive one year's pay plus bonus in the event of a change-of-control of Brass Eagle. In 2002, Brass Eagle entered into an Indemnification Agreement with Mary Jones, Corporate Controller, which is intended to give Ms. Jones the same protection that has been extended to the executive officers of Brass Eagle, consistent with Delaware law, in Brass Eagle's bylaws.

Compensation Committee Interlocks and Insider Participation

    The members of the Compensation Committee are Anthony J. Dowd and E. Lynn Scott. Mr. Scott serves as President and Chief Executive Officer of Brass Eagle.

Report of Compensation Committee

    The following report addressing Brass Eagle's compensation policies for executive officers for 2002 is submitted by the Compensation Committee of the Board of Directors.

    As required by the proxy rules promulgated by the Securities and Exchange Commission, this Report of the Compensation Committee of the Board of Directors describes the overall compensation goals and policies applicable to the executive officers of Brass Eagle, including the basis for determination of the compensation of executive officers for fiscal year 2002. The Report also discusses the setting of 2002 compensation of E. Lynn Scott. The term "Executive Officers" is used below to refer to the executive officers of Brass Eagle other than Mr. Scott.

    COMPOSITION OF COMPENSATION COMMITTEE. The members of the Compensation Committee are Anthony Dowd and E. Lynn Scott. Mr. Scott's inclusion on the Committee is deemed to be in the best interests of Brass Eagle due to his intimate knowledge of the performance of the Executive Officers. The philosophy of the committee emphasizes inclusiveness. Thus, the Bonus Plan covers all employees of Brass Eagle, and all employees are eligible to purchase stock under the Employee Stock Purchase Plan. A new Employee Stock Purchase Plan was adopted in 2002, and will be in effect through December 31, 2004.

    COMPENSATION PHILOSOPHY AND OBJECTIVES. The Committee believes that the compensation of Brass Eagle's Executive Officers should be set at a competitive level and be based upon Brass Eagle's overall financial performance, achievement of strategic goals and individual performance, with a view toward building value for Brass Eagle's stockholders. Within this overall philosophy, the following principles guide Brass Eagle's compensation policies for Executive Officers:

    *  Provide competitive levels of compensation that enables Brass Eagle to attract and retain experienced, talented Executive Officers;
    *  Compensate Executive Officers based on Brass Eagle's progress toward achievement of its short-term and long-term strategic and financial goals;
    *  Compensate Executive Officers based on the performance of the individual Executive Officer, and his contribution to Brass Eagle's performance; and
    *  Maintain and strengthen the incentive for Executive Officers to increase the value of Brass Eagle.

    The Committee believes that adherence to these objectives is essential in order to attract and retain highly qualified officers, whose contributions are necessary for the continued growth and success of Brass Eagle. Information concerning the specific implementation of these policies in the 2002 compensation arrangements of the Executive Officers and Mr. Scott is provided below.

    ANNUAL SALARIES. Salaries of Executive Officers are generally reviewed on an annual basis and adjustments are made based on the Committee's evaluation of the individual's performance and Brass Eagle's performance, taking into account both qualitative and quantitative factors. Among the factors considered by the Committee have been the recommendations of Mr. Scott and the importance of retaining key Executive Officers. Subject to Board approval, the Committee makes decisions concerning the Executive Officers. Generally, increases have been in the 4% to 5% range per year.

    INCENTIVE BONUS. The 2002 Brass Eagle Bonus Plan was established in early 2002. The Bonus Plan covers all employees of Brass Eagle, although at varying percentages of base pay depending on the level of the employee. The total pay out under the Plan for 2002 was $1,267,000.

    STOCK OPTIONS. Brass Eagle's 1997 Stock Option Plan permits the award of options to purchase Common Stock of Brass Eagle to Executive Officers, managers and key employees. The award of stock options is intended to align the interests of Executive Officers with the stockholders by providing the Executive Officers with an incentive to bring about increases in the value of Brass Eagle. Brass Eagle's policy is to award options at a price that equals or exceeds the market price on the date of grant. Accordingly, the Executive Officers derive a financial benefit from an option only if the price of Common Stock increases. Options granted have not had performance contingencies, but realization of the value provided through the options requires the Executive Officer to remain with Brass Eagle until the options vest. The options awarded vest at the rate of 25 % per year. In fiscal year 2001, Brass Eagle awarded options to purchase 77,300 shares to Executive Officers and Mr. Scott.

    STOCK OPTION REPRICINGS. The Board of Directors monitors the compensation and benefits provided to Brass Eagle's Executive Officers, managers and other key employees in order to further the goals and objectives of Brass Eagle's compensation program. On November 19, 1999, the Board of Directors repriced 16,000 options with exercise prices of $15.25 per share that were originally granted on February 4, 1998 and 115,000 options with exercise prices of $15.50 per share that were originally granted on February 1, 1999. The exercise price of these options was lowered to $8.00 per share, the market trading price of Brass Eagle's Common Stock on the date of repricing. These repricings were effected in response to the changes in the market trading prices of Brass Eagle's Common Stock during 1999. The repricings were intended to provide continued motivation to Brass Eagle's Executive Officers, managers and other key employees and to maintain the alignment of interests between these employees and the stockholders of Brass Eagle.

    COMPENSATION OF CHIEF EXECUTIVE OFFICER. Mr. Scott's compensation is set pursuant to an Employment and Non-Competition Agreement dated September 15, 1997, which runs for a three-year period, with options to renew. Mr. Scott's compensation and bonus schedule is set by this Agreement and included $220,000 salary for 2002. Mr. Scott was awarded $110,000 bonus for 2002. Mr. Scott is eligible to receive stock options pursuant to this Agreement, and between November 25, 1997 and December 31, 2002 has been awarded options to purchase 150,895 shares of Common Stock pursuant to the 1997 Stock Option Plan. This includes 10,000 option shares awarded to Mr. Scott in 2002. The Compensation Committee considers Mr. Scott's past performance in determining his salary each year. In addition, Mr. Scott's bonus amount is dependent upon Brass Eagle's financial results each year. For example, Mr. Scott received no bonus after the year 2001, versus a bonus equal to 50% of his base salary for 2002.

    OTHER COMPENSATION. Brass Eagle has a number of broad-based employee benefit plans in which Executive Officers participate on the same terms as other employees meeting the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans.

    The Omnibus Budget Reconciliation Act of 1993 ("OBRA") generally prevents public corporations from deducting as a business expense that portion of compensation exceeding $1 million paid to a named executive officer in the Summary Compensation Table. This deduction limit does not apply to "performance-based compensation." The Compensation Committee intends to monitor its compensation plan to comply with OBRA when necessary.

Submitted by the Compensation Committee of the Board of Directors:

Anthony J. Dowd
E. Lynn Scott

April 1,2003

COMPANY PERFORMANCE

    The graph below compares, from December 31, 1997 until December 31, 2002, the cumulative total returns on Brass Eagle's Common Stock to the NASDAQ Stock Market Composite Index, and to the average of the cumulative total return for a Peer Group consisting of ten leisure companies. The cumulative total return on Brass Eagle's Common Stock assumes $100 invested in such stock on December 31, 1997, and assumes reinvestment of dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG BRASS EAGLE INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND A PEER GROUP

DOLLARS
300
250
200
150
100
50
0
12/97
12/98
12/99
12/00
12/01
12/02
BRASS EAGLE INC.
NASDAQ STOCK MARKET (U.S.)
PEER GROUP

Total Return Analysis
	12/31/97	12/31/98	12/31/99	12/29/00	12/31/01	12/31/02
Brass Eagle	$100.00	$124.24	$ 40.40	$ 61.62	$ 44.44	$ 70.94
Nasdaq Composite	$100.00	$140.99	$261.48	$157.42	$124.89	$ 86.34
Peer Group*	$100.00	$ 35.58	$ 42.11	$ 38.46	$ 39.24	$ 29.66

Source: Research Data Group, Inc.
* The Peer Group is a composite of 10 leisure companies including: AMF Bowling Inc., Cannondale Corp., Bell Sports Inc., Coleman, Callaway Inc., First Team Sports Inc., GT Bikes, Huffy Corp, K2 Inc. and Marker International. Bell Sports went private and stopped trading on August 17, 1998. Coleman was acquired by Sunbeam and stopped trading on January 6, 2000. First Team Sports completed a merger with Gen-X Sports in October 2001. GT Bikes was acquired by Schwinn and stopped trading on October 2, 1998. Marker International terminated trading on June 12, 2002. AMF Bowling Inc. was de-listed from the New York Stock Exchange, but still trades on OTC Bulletin Board.

CERTAIN TRANSACTIONS

Brass Eagle purchased $6,600,386 of goods, mainly paintball markers, from IGA - Wollin de Mexico ("IGA") in 2002. IGA is majority-owned by Charter Oak Partners, which owns 50.3% of Brass Eagle.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Brass Eagle's directors and executive officers, and persons who own more than 10 percent of Brass Eagle's Common Stock, to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. initial reports of ownership and reports of changes in ownership of stock of Brass Eagle.

    To Brass Eagle's knowledge, based solely on a review of copies of reports provided by such individuals to Brass Eagle and written representations of such individuals that no other reports were required, during the year ended December 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were met.

INDEPENDENT PUBLIC ACCOUNTANTS

    Brass Eagle utilized Crowe, Chizek and Company LLP as independent public accountants for the year ended December 31, 2002. Representatives of Crowe Chizek and Company LLP are not expected to be present at the Annual Meeting of Stockholders. Independent public accountants have not yet been appointed for the year 2003.

STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

    Proposals of stockholders intended to be presented at Brass Eagle's annual meeting of stockholders in 2004 must be received by Brass Eagle at its principal executive offices on or before December 18, 2003, in order to be included in Brass Eagle's Proxy Statement relating to that meeting. If a stockholder intends to present a proposal at Brass Eagle's annual meeting in 2004 without requesting Brass Eagle to include the proposal in Brass Eagle's proxy material, the stockholder must notify Brass Eagle of the proposal on or before March 3, 2004.

OTHER MATTERS

    Management of Brass Eagle knows of no other matters that may come before the meeting. However, if any matters other than those referred to herein should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their judgment.

ADDITIONAL INFORMATION AVAILABLE

    A COPY OF BRASS EAGLE'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER UPON WRITTEN REQUEST TO JOHN D. FLYNN, SECRETARY, 1201 S.E. 30TH STREET, BENTONVILLE, ARKANSAS 72712.

By order of the Board of Directors

JOHN D. FLYNN
Secretary

Bentonville, Arkansas
April 1, 2003